EXHIBIT 3


                             SHAREHOLDER AGREEMENT

                                  dated as of

                                January 31, 2002

                                     among

                             MKS INSTRUMENTS, INC.

                                      and

                              EMERSON ELECTRIC CO.

                                   ARTICLE 1
                                  DEFINITIONS

Definitions................................................................1

                                   ARTICLE 2
                              CORPORATE GOVERNANCE

Composition of the Board...................................................4
Replacement of Emerson Designee............................................5

                                   ARTICLE 3
                                   STANDSTILL

Purchases of Shares........................................................6
No Appraisal...............................................................7

                                   ARTICLE 4
                            RESTRICTIONS ON TRANSFER

Lock-Up Period.............................................................7
Lock-Up Expiration.........................................................7
Restrictions on Sale or Transfer of Shares.................................7
Resale Exceptions..........................................................8

                                   ARTICLE 5
                              REGISTRATION RIGHTS

Demand Registration.........................................................8
Piggyback Registration.....................................................10
Reduction of Offering......................................................10
Filings; Information.......................................................11
Registration Expenses......................................................14
Indemnification by the Company.............................................15
Indemnification by Emerson.................................................15
Conduct of Indemnification Proceedings.....................................16
Contribution...............................................................17
Other Indemnification......................................................18

                                   ARTICLE 6
                        CERTAIN COVENANTS AND AGREEMENTS

Rule 144...................................................................18
Participation in Public Offering...........................................18

Consolidation or Merger of the Company.....................................19

                                   ARTICLE 7
                                 MISCELLANEOUS

Binding Effect; Assignability; Benefit.....................................19
Notices....................................................................20
Waiver; Amendment..........................................................21
Fees and Expenses..........................................................21
Governing Law..............................................................21
Jurisdiction...............................................................21
Waiver of Jury Trial.......................................................22
Specific Enforcement.......................................................22
Counterparts; Effectiveness................................................22
Entire Agreement...........................................................22
Captions...................................................................22
Severability...............................................................22

                             SHAREHOLDER AGREEMENT


         AGREEMENT dated as of January 31, 2002 by and between MKS Instruments, Inc., a Massachusetts corporation (the "Company"), and Emerson Electric Co., a Missouri corporation ("Emerson").

                             W I T N E S S E T H :

         WHEREAS, the Company and Emerson have entered into an Agreement and Plan of Merger with respect to the Acquisition of the ENI Business Agreement (the "Acquisition Agreement") dated as of October 30, 2001, pursuant to which, among other things, Emerson and its Subsidiaries shall acquire twelve million shares of common stock of the Company;

         WHEREAS, simultaneously with the execution of the Acquisition Agreement, Emerson and John R. Bertucci have entered into a Voting Agreement (the "Voting Agreement"), pursuant to which, among other things, John R. Bertucci has agreed to vote in favor of the transactions contemplated by the Acquisition Agreement and the election of Emerson's designee as a director on the Board of the Company in the circumstances specified in this Agreement;

         WHEREAS, effective from the Closing Date (as defined below), Emerson's initial designee, James G. Berges, has been appointed to serve as Director on the Board of the Company; and

         WHEREAS, pursuant to provisions of the Acquisition Agreement, Emerson and the Company have agreed to execute and deliver this Agreement on the Closing Date;

         NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Acquisition Agreement, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

          Section 1.01 Definitions. (a) The following terms, as used herein, have the following meanings:

         "Adjustment Event" means any stock dividend (including any distribution of securities convertible into Shares), stock split, reverse split, rights offering, reorganization, recapitalization, reclassification, combination or other like change with respect to or affecting the Common Stock.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided that neither the Company nor any of its Subsidiaries shall be deemed an Affiliate of Emerson. For the purpose of this definition, the term "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

         "beneficial ownership" and "beneficially own" shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act.

         "Board" means the board of directors of the Company.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

         "Buyer Requisite Vote" shall have the meaning set forth in the Acquisition Agreement.

         "Buyer Voting Proposal" shall have the meaning set forth in the Acquisition Agreement.

         "Closing Date" means January 31, 2002.

         "Common Stock" means the common stock, no par value, of the Company and any stock of the Company into which such Common Stock may thereafter be converted or changed.

         "Confidentiality Agreement" means the confidentiality agreement by and between the Company and Emerson, dated as of September 6, 2001.

         "Dilution Transaction" means any transaction involving the issuance or sale of Shares that would have the possible effect of reducing Emerson's Common Stock Interest below 20%, where Emerson's Common Stock Interest before the earlier of the date of announcement of any such transaction and the date that such transaction was effected was equal to or greater than 20%.

         "Director" means a director of the Company.

         "Emerson's Common Stock Interest" means, for any date, the percentage of (i) outstanding Shares beneficially owned by Emerson and its

Subsidiaries on such date, to (ii) the total number of the then outstanding Shares based upon the most recent Form 10-Q or Form 10-K filed by the Company or any more recent notification from the Company to Emerson which specifically references Section 2.01 of this Agreement.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Institutional Shareholder" means a Person described in Rule 13d-1(b)(1) promulgated under the Exchange Act (other than any such Person who acquires Shares as part of such Person's market-making or broker-dealer activities).

         "NASD" means the National Association of Securities Dealers, Inc.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Public Offering" means an underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

         "Reasonable Best Efforts" means best efforts, to the extent commercially reasonable.

         "Registrable Securities" means, at any time, all Shares held by Emerson or its Subsidiaries, including any Shares and any securities of the Company issued or issuable in respect of such Shares by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means shares of Common Stock.

         "Standstill Period" means a period of three years commencing on the Closing Date.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         Each of the following terms is defined in the Section set forth opposite such term:

Term                                                               Section
----                                                               -------
Acquisition Agreement...........................................  Recitals
Announcement....................................................      4.02
Company.........................................................  Preamble
Damages.........................................................      5.06
Demand Registration.............................................      5.01(a)
Emerson.........................................................  Preamble
Indemnified Party...............................................      5.08
Indemnifying Party..............................................      5.08
Lock-Up Period..................................................      4.01
New Registrable Securities......................................      6.03
Piggyback Registration..........................................      5.02
Registration Statement..........................................      5.01(a)
Successor Entity................................................      6.03
Transfer........................................................      4.01
Voting Agreement................................................  Recitals

                                   ARTICLE 2
                              CORPORATE GOVERNANCE

          Section 2.01 Composition of the Board. (a) At all times from and after the Closing Date, at the termination of the term of James G. Berges who was appointed as a Director effective from the Closing Date, or at the termination of the term of any subsequent designee of Emersion, or upon death, disability, incapacity, retirement, resignation, disqualification, removal or otherwise of James G. Berges or any subsequent designee of Emerson, Emerson will have the right to designate one representative who is reasonably acceptable to the Company, to serve as a Director, provided Emerson will no longer have such right from after the first time that Emerson's Common Stock Interest has been less than 12.5% for a period of thirty consecutive calendar days.

          (b) Subject to applicable law, if at any time after the Closing Date, the Company notifies Emerson in writing that Emerson's Common Stock Interest has been less than 12.5% for a period of thirty consecutive calendar days, after the receipt of such notice, Emerson shall promptly direct the Director designated by Emerson to resign from the Board.

          Section 2.02 Replacement of Emerson Designee. (a) If prior to the expiration of the term of James G. Berges or any subsequent designee of Emerson, James G. Berges or such subsequent designee of Emerson is no longer a Director as a result of death, disability, incapacity, retirement, resignation, disqualification, removal or otherwise, the Company will appoint a person designated by Emerson in accordance with Section 2.01(a) as Director in the same class of the Board as his or her predecessor (or if it is not permissible under applicable law to appoint a Director to such class, then to another class, or if more than one class is permissible, to the class of the Board with the longest term outstanding), provided that if such appointment is not permissible under applicable law (i) the Company shall take all actions in accordance with applicable law and its Articles of Organization and by-laws to promptly and duly call, give notice of, convene and hold as promptly as practicable, a meeting of the Company's stockholders for the purposes of electing Emerson's designee on the Board, (ii) the Board shall recommend such designee for election to the Board and such recommendation shall be included in any proxy statement, and (iii) the Company shall use Reasonable Best Efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of such designee.

          (a) Upon the expiration of the term of James G. Berges or any subsequent designee of Emerson (i) the Company shall nominate the person designated by Emerson in accordance with Section 2.01(a) for election to the Board, (ii) the Board shall recommend such designee for election to the Board and such recommendation shall be included in any proxy statement, and (iii) the Company shall use Reasonable Best Efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the representative designated by Emerson.

                                   ARTICLE 3
                                   STANDSTILL

          Section 3.01 Purchases of Shares. Except as contemplated by the Acquisition Agreement, during the Standstill Period, Emerson shall not, and shall not permit its Subsidiaries to;

          (a) directly or indirectly, acquire, announce an intention to acquire, make any proposal (or except in a confidential and non-public manner, request permission to make any proposal) to acquire, or agree or offer to acquire ownership of any Shares, or any other security convertible into, or any options, warrant or right to acquire any Shares or any property of the Company (other than property acquired in the ordinary course of business) from the Company or any other Person, except for:

               (i) Shares or other property of the Company acquired after the Closing Date pursuant to an Adjustment Event or any merger, consolidation or similar transaction involving the Company; or

               (ii) if prior approval of a majority of the members of the Board other than the designee of Emerson has been obtained for such acquisition proposal, agreement or offer;

          (b) "solicit", or propose to "solicit", or participate in any "solicitation" of, any "proxy" (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Shares, become a "participant" in a "solicitation" in opposition to any matter that has been recommended by a majority of the members of the Board, propose or otherwise solicit stockholders of the Company for approval of any stockholder proposals, or otherwise seek to influence or control the management or policies of the Company or any of its Affiliates;

          (c) take any action to form, join in or in any way participate in any partnership, limited partnership, syndicate or other Group (as such term is defined in Rule 13d-5 under the Exchange Act) with respect to Shares;

          (d) take any other action to seek control (as such term is defined in Rule 12b-2 of the Exchange Act) of the Company;

          (e) make any request or proposal to amend or waive any provision of
Article 3, except on a confidential and nonpublic manner; or

          (f) assist or announce an intention to assist (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing.

          Section 3.02 No Appraisal. If, pursuant to any transaction, the Shares purchased by Emerson pursuant to the Acquisition Agreement are converted into stock of any publicly traded company, Emerson and its Subsidiaries shall not exercise any appraisal rights that they might otherwise have under Sections 86 through 98 of Chapter 156B of the Massachusetts General Laws. In any event, this Section 3.02 shall no longer apply from the date upon which Emerson no longer has the right to designate a Director in accordance with Article 2 of this Agreement.

                                   ARTICLE 4
                            RESTRICTIONS ON TRANSFER

          Section 4.01 Lock-Up Period. Commencing on the Closing Date, for a period of one year or such shorter period as determined pursuant to Section
4.02 below (the "Lock-Up Period"), except with prior approval of the Company or as provided in Section 4.04, Emerson shall not, and shall not permit its Subsidiaries to, directly or indirectly, sell, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of or otherwise dispose of ("Transfer"), any Shares purchased pursuant to the Acquisition Agreement (or Shares acquired as a result of an Adjustment Event).

          Section 4.02 Lock-Up Expiration. If during the period of one year from the Closing Date, the Company makes a public announcement (an "Announcement") of any Dilution Transaction or effects a Dilution Transaction (regardless of whether publicly announced or not), the Lock-Up Period shall expire on the later of (a) the date that is six months after the Closing Date, or (b) the earlier of the date of such Announcement or the date such Dilution Transaction is effected.

          Section 4.03 Restrictions On Sale Or Transfer Of Shares. Subject to the exceptions set forth in Section 4.04, Emerson shall not, and shall not permit its Subsidiaries to, Transfer any Shares purchased pursuant to the Acquisition Agreement:

          (a) to any Person that competes in any of same principal markets in which the Company competes; or

          (b) to any Person (other than an Institutional Purchaser) if, Emerson has knowledge that after giving effect to such sale, such Person and any Group of which such Person is a part would beneficially own (or, in the case of an underwritten Public Offering, if the lead underwriter has knowledge such Person and any Group of which such Person is a part would beneficially own) more than 5% of the then outstanding Shares, provided that this Section 4.03 shall not preclude any bona fide transactions conducted on NASDAQ or any national securities exchange on which the Shares are then listed, and provided further that any block trade crossed through NASDAQ or any national securities exchange on which the Shares are then listed will be subject to Sections 4.03(a) and 4.03(b) to the extent the broker or market-maker effecting such sale on behalf of Emerson has actual knowledge that such sale is made to a Person referred to in Sections 4.03(a) and 4.03(b) above.

          Section 4.04 Resale Exceptions. Notwithstanding Sections 4.01 and 4.03, Emerson and its Subsidiaries may Transfer any Shares purchased pursuant to the Acquisition Agreement:

          (a) to Emerson or its Subsidiaries; or

          (b) pursuant to a tender or exchange offer made by the Company or any Affiliate or recommended by the Board to the Company's stockholders.

                                   ARTICLE 5
                              REGISTRATION RIGHTS

          Section 5.01 Demand Registration. (a) The Company agrees that, at any time after the Closing Date, upon the request of Emerson (a "Demand Registration"), it will file a registration statement (a "Registration Statement") under the Securities Act as to the number of shares of Registrable Securities specified in such request subject to the limitations described in
Section 5.01(b); provided that (i) the Company shall not be required to file more than three Registration Statements that become effective and remain effective for the period referred to in Section 5.04(a), (ii) subject to the second proviso in Section 5.01(b), Emerson shall not make more than one request for a Demand Registration in any twelve month period, (iii) the Registrable Securities for which a Demand Registration has been requested by Emerson must be at least two million Shares (or, if less, all of the Shares then held by Emerson and its Subsidiaries), (iv) the proposed offering of Shares of Registrable Securities must be an underwritten offering, (v) the Company shall not be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act under this Section 5.01(a), (vi) prior to the first anniversary of the Closing Date, no request to register any Registrable Securities may be made prior to such time as the Company is required to file a Registration Statement for such Registrable Securities pursuant to Section 5.01(b), (vii) the Company shall not be required to effect a Demand Registration if within 10 days after receipt of a request, therefor the Company provides written notice of its bona fide intention to file within 60 days a registration statement for an underwritten public offering of securities for its own account, and (viii) the Company shall not be required to effect a Demand Registration during the period from the date of filing of, and ending 90 days after the effective date of, any registration statement for an underwritten public offering of securities for the account of the Company. In no event shall the Company's right to block or defer a Demand Registration pursuant to this Article 5 permit a block or deferral of longer than a cumulative period of six months, and following any such deferrals, Emerson shall have the right to have a Demand Registration effected at any time during the six month period following such block or deferral without restriction hereunder.

          (c) Pursuant to Demand Registrations the Company will not be required to register more than (i) four million Shares prior to the date that is one year after the expiration of the Lock-Up Period, (ii) eight million Shares (less any Shares registered under clause (i)) prior to the date that is two years after the expiration of the Lock-Up Period or (iii) twelve million Shares (less any Shares registered under clause (i) and (ii)) prior to the date that is three years after the expiration of the Lock-Up Period; provided that any of the numbers shall be adjusted (x) based on the number of Shares in excess of twelve million Shares delivered by the Company to Emerson and its Subsidiaries at the Closing Date, (y) based on any Adjustment Event that occurs after the Closing Date but before the effective date of the relevant Demand Registration, and (z) if Emerson requests, and the Company consents, to increase the numbers in the foregoing limitations (such consent not to be unreasonably withheld, where it will be reasonable for the Company to refuse such consent if it would be reasonably expected to have an adverse effect on the trading price of the Shares), the numbers in clause (b)(i) and (b)(ii) above shall be increased by no more than four million Shares multiplied by the proportion of the year that has passed (as of the date of the request) from the date that is one year and two years respectively after the expiration of the Lock-Up Period provided further that the limitations described in Sections 5.01(a)(ii), (vii) and
(viii), this Section 5.01(b) and the proviso in Section 5.04(a) shall not apply if Emerson's Common Stock Interest is equal to or greater than 12.5% and notwithstanding that the Company has fully performed its obligations under
Article 2: (A) Emerson designates a representative to serve on the Board in accordance with Section 2.01 of this Agreement and such designee is not elected or appointed to the Board for any reason, or (B) Emerson's representative on the Board is removed and not replaced by a representative designated by Emerson in accordance with Section 2.01 of this Agreement.

          (d) Emerson shall select the lead underwriter, any additional underwriters, and any additional investment bankers and managers to be used, in connection with the offering resulting from a request for a Demand Registration made pursuant to Section 5.01(a), subject to the Company's reasonable approval (such approval not to be unreasonably withheld).

          Section 5.02 Piggyback Registration. If the Company proposes to register any Shares, whether for sale for its own account or for the account of any of its holders of Shares, the Company shall each such time give prompt notice to Emerson at least 15 Business Days prior to the anticipated filing date of the registration statement relating to such registration, which notice shall set forth Emerson's rights under this Section 5.02 and shall offer Emerson and its Subsidiaries the opportunity to register such number of shares of Registrable Securities as Emerson may request on the same terms and conditions as the Company or such holder of Shares (a "Piggyback Registration"); provided, that Emerson shall not request the registration of a greater number of Shares than that for which it could then demand a registration under Section 5.01(b). No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.01, provided, however, that any Shares sold pursuant to this Section 5.02 shall be applied against the limitation set forth in Section 5.01(b).

         Notwithstanding anything to the contrary herein, Emerson shall have no Piggyback Registration rights under this Section 5.02 with respect to a Registration Statement filed to sell Shares solely for the account of Mr. or Mrs. John R. Bertucci (or trusts established by either of them) at any time within 12 months after the death of Mr. and Mrs. Bertucci.

          Section 5.03 Reduction of Offering. Notwithstanding anything contained herein, if the managing underwriter of an offering described in
Section 5.01 or Section 5.02 advises the Company in writing that (i) the size of the offering that Emerson, the Company and any other Persons intend to make or (ii) the combination of securities that Emerson, the Company and such other Persons intend to include in such offering would jeopardize the success of the offering, then (A) if the size of the offering is the basis of such underwriter's advice, the amount of Registrable Securities to be offered for the account of Emerson shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter; provided that (x) in the case of a Demand Registration, the amount of Registrable Securities to be offered for the account of Emerson shall be reduced only after the amount of securities to be offered for the account of the Company and such other Persons has been reduced to zero, and (y) in the case of a Piggyback Registration, if securities are being offered for the account of Persons other than the Company, then the proportion by which the amount of such Registrable Securities intended to be offered for the account of Emerson is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other Persons is reduced, provided that in the case of a Piggyback Registration filed pursuant to the exercise of demand registration rights by a Person other than Emerson, Registrable Securities shall be included only if there is no reduction in the amount of securities registered for the account of the Persons demanding such registration; and (B) if the combination of securities to be offered is the basis of such underwriter's advice, (x) the Registrable Securities to be included in such offering shall be reduced as described in clause (A) above (subject to the proviso in clause (A)), and (y) in the case of a Piggyback Registration, if the actions described in sub-clause
(x) of this clause (B) would, in the judgment of the managing underwriter, be insufficient substantially to eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.

          Section 5.04 Filings; Information. Whenever Emerson requests that any Registrable Securities be registered pursuant to Section 5.01 hereof, the

Company will use Reasonable Best Efforts to effect the registration of such Registrable Securities as soon as is practicable, and in connection with any such request:

          (a) The Company will use its Reasonable Best Efforts to prepare and file with the SEC as soon as practicable a Registration Statement on any form for which the Company then qualifies and which counsel for the Company shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use Reasonable Best Efforts to cause such filed Registration Statement to become and remain effective for a period as is reasonably required to effect the proposed distribution of the Registrable Securities (but in any event, not less than 90 days); provided that, subject to the second proviso in
Section 5.01(b), the Company's obligations to use Reasonable Best Efforts to file the Registration Statement shall be suspended for up to 90 days if the Company shall furnish to Emerson a certificate signed by the Company's Chief Executive Officer stating that in his reasonable good faith judgment the fulfillment of the foregoing obligations would (i) require the Company to make a disclosure that would be detrimental to the Company and premature, or (ii) occur at a time when the price or exchange ratio at which the Company is obligated to issue securities (other than Company employee or officer and director stock options or restricted stock grants) is being determined, except that the foregoing obligations of the Company shall be reinstated upon the making of such disclosure by the Company or expiration or termination of the circumstances referred to in clause (ii) above (or, if earlier, when such disclosure would no longer be necessary for the fulfillment of the foregoing obligations or no longer be detrimental).

          (b) The Company will, if requested, prior to filing such Registration Statement or any amendment or supplement thereto, furnish to Emerson and each applicable managing underwriter, if any, copies thereof, and thereafter furnish to Emerson and each such underwriter, if any, such number of copies of such Registration Statement, amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such Registration Statement (including each preliminary prospectus) as Emerson or each such underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

          (c) After the filing of the Registration Statement, the Company will promptly notify Emerson of any stop order issued or, to the Company's knowledge, threatened to be issued by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d) The Company will use Reasonable Best Efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdiction in the United States as Emerson reasonably requests;

provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.04(d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction.

          (e) The Company will as promptly as is practicable notify Emerson, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an underwriter or dealer, of the occurrence of any event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and promptly make available to Emerson and to the underwriters any such supplement amendment. Emerson agrees that, upon receipt of any notice from the Company of the occurrence of any event of the kind described in the preceding sentence, Emerson will forthwith discontinue the offer and sale of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until receipt by Emerson and the underwriters of the copies of such supplemented or amended prospectus and, if so directed by the Company, Emerson will deliver to the Company all copies, other than permanent file copies then in Emerson's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective as provided in
Section 5.04(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when the Company shall make available to Emerson such supplemented or amended prospectus.

          (f) The Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities, including but not limited to attendance by the Company's Chief Executive Officer and any other Company officers as may be reasonably requested by Emerson, at any analyst or investor presentation or any "road shows" undertaken in connection with the marketing or selling of the Registrable Securities provided that the Company's Chief Executive Officer and such Company officers (if any) shall not be required to participate in any such presentations or "road show" for more than three Business Days in connection with each Demand Registration.

          (g) The Company will furnish to each underwriter (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter reasonably requests.

          (h) The Company will make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

          (i) The Company will use Reasonable Best Efforts to (i) to secure the designation of all such Registrable Securities covered by such Registration Statement as a NASDAQ "national market system security" within the meaning of Rule 11Aa2-1 of the SEC or, failing that, to secure NASDAQ authorization for such Registrable Securities, in each case if the Registrable Securities so qualify, and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD, or (ii) to cause all Registrable Securities covered by such Registration Statement to be listed on any national securities exchange (if such Registrable Securities are not already listed), and on each other securities exchange on which similar securities issued by the Company are then listed, if the listing of such Registrable Securities is then permitted under the rules of such exchange.

         The Company may require Emerson promptly to furnish in writing to the Company such information regarding Emerson, the plan of distribution of the Registrable Securities and such other information as the Company may from time to time reasonably request or as may be legally required in connection with such registration.

          Section 5.05 Registration Expenses. In connection with any Demand Registration and in connection with any Piggyback Registration, the Company shall pay the following expenses incurred in connection with such registration:
(i) registration and filing fees with the SEC, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) fees and expenses incurred in connection with the listing of the Registrable Securities, (v) fees and expenses of counsel and independent certified public accountants for the Company, (vi) the reasonable fees and expenses of any additional experts retained by the Company in connection with such registration, (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (viii) for any Piggyback Registration fees and expenses in connection with any review by the NASD of the underwriting arrangements or other terms of the offering, and all fees and expenses of any "qualified independent underwriter," including the fees and expenses of any counsel thereto, (ix) costs of printing and producing any agreements among underwriters, underwriting agreements, any "blue sky" or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities,
(x) transfer agents' and registrars' fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xi) expenses incurred by the Company in connection with any analyst or investor presentations or any "road shows" attended by the Company in connection with the registration, marketing or selling of the Registrable Securities, and (xii) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies; provided, however, that the Company shall not be required to pay, and Emerson shall reimburse the Company for, any such expenses for any Demand Registration that is withdrawn at the request of Emerson unless such withdrawn Registration Statement is counted toward the maximum number of Demand Registrations to which Emerson is entitled under Section 5.01. Emerson shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities and any out-of-pocket expenses of Emerson.

          Section 5.06 Indemnification by the Company. The Company agrees to indemnify and hold harmless Emerson, its officers, directors, employees, and agents, and each Person, if any, who controls Emerson within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) ("Damages") caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus (including documents incorporated by reference therein), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by Emerson or on Emerson's behalf expressly for use therein, provided that, with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that the Company has provided such prospectus to Emerson and it was the responsibility of Emerson to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such Damages. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of Emerson provided in this Section 5.06.

          Section 5.07 Indemnification by Emerson. Emerson agrees to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to Emerson, but only (i) with respect to information furnished in writing by Emerson or on Emerson's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any Damages result from the fact that a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) was not sent or given to the Person asserting any such Damages at or prior to the written confirmation of the sale of the Registrable Securities concerned to such Person if it is determined that it was the responsibility of Emerson to provide such Person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Emerson also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 5.07. As a condition to including Registrable Securities in any registration statement filed in accordance with Article 5, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities. Emerson shall not be liable under this Section 5.07 for any Damages in excess of the net proceeds realized by Emerson in the sale of Registrable Securities of Emerson to which such Damages relate.

          Section 5.08 Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Article 5, such Person (an "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

          Section 5.09 Contribution. If the indemnification provided for in this Article 5 is unavailable to the Indemnified Parties in respect of any Damages, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Company, Emerson and the underwriters in connection with the statements or omissions that resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of the Company, Emerson and the underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and Emerson agree that it would not be just and equitable if contribution pursuant to this Section 5.09 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Article 5, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any Damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and Emerson shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by Emerson exceeds the amount of any Damages which Emerson has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          Section 5.10 Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and Emerson with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

                                   ARTICLE 6
                        CERTAIN COVENANTS AND AGREEMENTS

          Section 6.01 Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as Emerson may reasonably request to the extent required from time to time to enable Emerson or its Subsidiaries to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. Upon the request of Emerson, the Company will deliver to Emerson a written statement as to whether it has complied with such reporting requirements.

          Section 6.02 Participation in Public Offering. Emerson may not participate in any Public Offering hereunder unless Emerson (a) agrees to sell its

Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

          Section 6.03 Consolidation or Merger of the Company. If the Company considers any transaction in which the Company consolidates or merges with or into any Person, as a result of which the Shares are converted into or become, in whole or in part, securities of any other Person ("Successor Entity"), the Company shall use its best efforts to cause the Successor Entity to agree with Emerson to file a registration statement under the Securities Act covering the resale of all of the securities issued by the Successor Entity with respect to the Registrable Securities in such merger or consolidation (and any other securities issued or issuable in respect of such securities by way of conversion, exchange, stock dividend, split or combination, recapitalization, merger, consolidation, other reorganization or otherwise) (collectively, the "New Registrable Securities") during the period commencing as soon as practicable after the closing of such merger or consolidation and ending on the first anniversary thereof, provided, however, that (a) the Successor Entity shall not be required to register New Registrable Securities to the extent it conflicts with other pre-existing contractual rights to which the Successor Entity is a party, and (b) such registration obligation shall be subject to reasonable customary deferral and suspension periods. Emerson agrees to cooperate in executing and delivering any agreement reasonably necessary to implement such registration rights. Notwithstanding the foregoing, the Company shall not be required to use its best efforts to cause the Successor Entity to grant any such registration rights if (i) Emerson would be able to sell all of the New Registrable Securities within the 12-month period following the closing of such merger or consolidation pursuant to the provisions of Rule 144 (based on the combined (at the applicable exchange ratio) outstanding shares and combined (at the applicable exchange ratio) average weekly trading volumes of the Company and the Successor Entity during the three months prior to the Closing), or (ii) Emerson, in the opinion of its counsel, would not be considered an affiliate of the Company for purposes of Rule 145 under the Securities Act if its designee were to resign as a Director prior to mailing of proxy materials to the Company's stockholders with respect to such transaction and Emerson is given sufficient notice to be able to consider and take such action.

                                   ARTICLE 7
                                 MISCELLANEOUS

          SECTION 7.01 Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior consent of the other party hereto. Without limiting the foregoing, (i) Emerson and its subsidiaries shall not sell or otherwise transfer any of the Shares to any Subsidiary or Affiliate unless the transferee agrees in writing to be bound by the provisions of Article 3 and Article 4 hereof to the same extent as Emerson, and (ii) the provisions of Articles 2 and 5 are not assignable under any circumstances except to any Affiliate or Subsidiary of Emerson.

          (a) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 7.02 Notices. All notices, requests and other communications to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, if to the Company to:

         MKS Instruments, Inc.
         Six Shattuck Road
         Andover, MA 01810-2449
         Fax: (978) 975-3756
         Attention:   John R. Bertucci, Chairman and CEO

         with a copy to:

         Hale and Dorr LLP
         60 State Street
         Boston, MA 02109
         Fax: (617) 526-5000
         Attention:   Mark G. Borden, Esq.

         if to Emerson:

         Emerson Electric Co.
         8000 West Florissant Avenue
         P.O. Box 4100

         St. Louis, MO 63136-8506
         Fax: (314) 553-2958
         Attention:   Senior Vice President, Secretary and General Counsel

         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, NY 10017
         Fax: (212) 450-4800
         Attention:   Phillip R. Mills, Esq.

         All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmissions.

          SECTION 7.03 Waiver; Amendment. No provision of this Agreement may be waived except by an instrument in writing executed and delivered by duly authorized officers of the respective parties.

          SECTION 7.04 Fees and Expenses. Except as otherwise provided in the Acquisition Agreement, each party shall bear its own costs and expenses incurred in connection with the preparation of this Agreement, or any amendment or waiver hereof.

          SECTION 7.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws rules of such state.

          SECTION 7.06 Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the District of Boston or any Massachusetts court sitting in Boston, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the Commonwealth of Massachusetts, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

          SECTION 7.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 7.08 Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

          SECTION 7.09 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

          SECTION 7.10 Entire Agreement. This Agreement, the Acquisition Agreement and the Voting Agreement constitute the entire agreement among the parties hereto and supersede all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof and thereof, provided that the Confidentiality Agreement shall survive, except that the provisions of Article 3 of this Agreement shall be deemed to supersede the standstill provisions contained in paragraph 3 of the Confidentiality Agreement.

          SECTION 7.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

          SECTION 7.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           MKS INSTRUMENTS, INC.
                                           By:  /s/ John R. Bertucci
                                                ----------------------
                                           Name:  John R. Bertucci
                                           Title: Chairman and
                                                  Chief Executive Officer


                                           EMERSON ELECTRIC CO.
                                           By:  /s/ James D. Switzer
                                                ----------------------
                                           Name:  James D. Switzer
                                           Title: Senior Vice President-
                                                  Development